Exhibit 3.2

SECOND AMENDMENT TO ARTICLES OF INCORPORATION
OF
CHINA XD PLASTICS COMPANY LIMITED

China XD Plastics Company Limited, a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follow:

1.	The name of the Corporation is China XD Plastics Company Limited. The date of filing of its original Articles of Incorporation with the Secretary of State of Nevada was December 1, 2005.
2.	The Articles of Incorporation were amended by a Certificate of Amendment filed with the Secretary of State of Nevada on April 20, 2009.
3.
This Second Amendment to Articles of Incorporation further amends the provisions of Articles I through VII of the Articles of Incorporation of this Corporation but shall not amend the terms of any outstanding Certificate of Designation.

4.	The text of Articles I through VII of the Articles of Incorporation is hereby amended to read as herein set forth in full:

I.

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 550,000,000, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all  such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 500,000,000 shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 50,000,000 shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof.

The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

A.           PREFERRED STOCK

Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of Preferred Stock, including, without limitation, any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications, dividend rights, terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Certificates of Designation shall be filed as required by Chapter 78 of the Nevada Revised Statutes, as amended, with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares of Preferred Stock into series or providing for a change in the number of, shares of any Preferred Stock and to the extent required by Chapter 78 of the Nevada Revised Statutes, as amended, by the filing of Certificates of Designation, or amendments thereto, in the manner prescribed therein, with stockholder approval if required by Nevada law, to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock.  The authority of the Board of Directors with respect to the Preferred Stock shall include the authority granted under Chapter 78 of the Nevada Revised Statutes, as amended, including, without limitation, setting or changing the following:

1.
the annual dividend rate, if any, on shares of Preferred Stock, which may be cumulative or noncumulative, the conditions or time for payment of dividends, and the preference or relation of such dividends to dividends payable on any other class or series of capital stock;

2.	whether the shares of Preferred Stock shall be subject to redemption and, if so, the times, redemption price, rates, adjustments and the other terms and conditions of such redemption;

3.
whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or series of capital stock or for any other securities, property or assets of the Corporation and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

4.
whether the shares of any series of Preferred Stock shall have voting rights, which may be full or limited, may vary over time, and which may be applicable generally or only upon any stated fact or event;

5.	the rights of holders of shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; and

6.	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if the dividends are cumulative.

B.           COMMON STOCK

Subject to all of the rights of the holders of the Preferred Stock expressly provided herein, by Chapter 78 of the Nevada Revised Statutes, as amended, or by the Board of Directors pursuant to this Article I, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable Nevada law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

1.	dividends may be declared and paid or set apart for payment to the holders of the Common Stock out of any assets or funds of the Corporation available for the payment of dividends under Nevada law;

2.	the holders of Common Stock shall be entitled to one vote for each share of Common Stock in connection with the election of directors and on all other matters requiring stockholder approval; and

3.
upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock shall share equally and ratably in the Corporation's assets available for distribution.

The Common Stock authorized by this Article I shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

C.           NON-ASSESSMENT OF CAPITAL STOCK.

The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Articles of Incorporation shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation by reason of being a stockholder.

II.

The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director."

The number of directors of the Corporation may be fixed, increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by the stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders, may be filled by the remaining directors, though less than a quorum.

III.

The  liability of Directors and officers of the Corporation shall be eliminated to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as amended.

IV.

The Corporation shall, to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as amended, indemnify and hold harmless any and all persons (including, without limitation, directors, officers, employees and agents) whom it shall have power to indemnify from and against any and all expenses, liabilities, or other maters permitted thereunder, and the indemnification shall not be deemed exclusive of any other rights to which those indemnified persons may be entitled under any Bylaw, agreement, vote of the Corporation's stockholders, or otherwise, both as to actions in his or her official capacity and as to actions in another capacity, and shall continue as to an indemnified person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such indemnified persons, to the extent permitted by Nevada law.

Any repeal or modification of Articles III and IV of these Articles of Incorporation approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director, officer, employee, or agent of the Corporation existing as of the time of such repeal or modification.

V.

Any shares of capital stock reacquired by the Corporation, in accordance with Nevada law, may be restored to the status of authorized and unissued shares without an amendment to the Articles of Incorporation or may be disposed of for such consideration as the Board of Directors may determine.

Subject to the terms of these Articles of Incorporation (including any applicable Certificate of Designation), and to the fullest extent permitted by the Nevada Revised Statutes, as amended, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business. Without limiting the application of the foregoing, and for the avoidance of doubt, the foregoing sentence is intended to satisfy the requirements of Section 78.288(2)(b) of the Nevada Revised Statutes, as amended, with respect to the specific allowance of distributions that may not otherwise meet the standard set forth in such provision.

VI.

The Corporation reserves the right to amend or delete any provision contained in these Articles of Incorporation in accordance with Chapter 78 of the Nevada Revised Statutes, as amended, and any and all rights conferred herein on the stockholders of the Corporation are granted subject to this reservation.

VII.

The Board of Directors is hereby authorized to take any and all actions without stockholder approval that are permitted to be so taken by the Nevada Revised Statutes, as amended, these Articles of Incorporation or any Certificate of Designation. The Board of Directors is hereby expressly granted the power to make, amend, alter or repeal the Bylaws of the Corporation.